Exhibit 2.5

Deed Poll of Amendment and

Restatement of Common Provisions

Deed Poll

Coles Myer Ltd.

and

Coles Myer Finance Limited

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234 Facsimile +61 3 9288 1567

www.freehills.com DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference

Annexure A – Amended and restated form of the Common Provisions Deed Poll

This deed poll of amendment and restatement

is made on 15 JULY 2005 by:

1.	Coles Myer Ltd.

ABN 11 004 089 936

of 800 Toorak Road, Tooronga, Victoria, 3146

(Guarantor)

and

2.	Coles Myer Finance Limited

ABN 33 008 544 161

of 800 Toorak Road, Tooronga, Victoria, 3146

(Debtor)

in favour of each Finance Party for the time being and from time to time.

Recitals

A	The Guarantor and the Debtor entered into a document entitled “Common Provisions Deed Poll” on 12 May 2005 (the Principal Document).

B	The parties wish to amend and restate the Principal Document in the form set out in Annexure A.

This deed poll witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

In this deed poll, a word or phrase defined in the Principal Document has the same meaning in this deed poll as in the Principal Document and:

Effective Date means the later of:

(a)	the date of this deed poll; and

(b)	the date of satisfaction or waiver of the condition precedent in clause 2.2.

1.2	Interpretation

Clause 1.2 of the Principal Document applies to this deed poll.

2	Amendment and Restatement of the Principal Document

2.1	Amendment and Restatement

On and from the Effective Date, the Principal Document is amended and restated in the form set out in Annexure A.

2.2	Condition Precedent

The amendment and restatement contemplated by clause Error! Reference source not found. will not take effect until the Majority Finance Parties have signed a resolution consenting to the amendment and restatement to be effected by this deed poll.

2.3	Remaining provisions unaffected

Except as specifically amended by this deed poll, all terms and conditions of the Principal Document remain in full force and effect. With effect from the Effective Date, the Principal Document as amended and restated by this deed poll is to be read as a single integrated document incorporating the amendments effected by this deed poll.

2.4	Amendments not to affect validity, rights, obligations

(a)	The amendment and restatement of the Principal Document does not affect the validity or enforceability of the Principal Document (as amended and restated by this deed poll).

(b)	Nothing in this deed poll:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy arising under the Principal Document before the Effective Date; or

(2)	discharges, releases or otherwise affects any liability or obligation arising under the Principal Document before the Effective Date.

2.5	Confirmation

Each Transaction Party and each Finance Party from time to time is bound by the Principal Document as amended by this deed poll.

2.6	Acknowledgement

Each Transaction Party acknowledges, and each Finance Party is taken to have acknowledged that, that this deed poll is issued in accordance with the Principal Document.

3	General

3.1	Governing law and jurisdiction

(a)	This deed poll is governed by the laws of the State of Victoria, Australia.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Victoria, Australia.

3.2	Further action

Each party must do all things and execute all further documents necessary to give full effect to this deed poll.

3.3	Counterparts

This deed poll may be executed in any number of counterparts.

3.4	Attorneys

Each of the attorneys executing this deed poll states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Executed as a deed poll:

Guarantor:

Signed sealed and delivered for Coles Myer Ltd. by its attorney in the presence of:

H Dyson	F MacKenzie
Witness	Attorney

Helen Dyson	Fraser Mackenzie
Name (please print)	Name (please print)

Debtor:

Signed sealed and delivered for Coles Myer Finance Limited by its attorney in the presence of:

H Dyson	C Thiris
Witness	Attorney

Helen Dyson	Chris Thiris
Name (please print)	Name (please print)

Annexure A – Amended and restated form of the Common Provisions Deed Poll

(Amended and restated version incorporating amendments up to and including 15 July 2005)

Common Provisions Deed Poll

Coles Myer Ltd.

and

Coles Myer Finance Limited

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234 Facsimile +61 3 9288 1567

www.freehills.com DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE HANOI HO CHI MINH CITY SINGAPORE

Correspondent Offices JAKARTA KUALA LUMPUR

Reference AJB:VC

	7.2	Costs and expenses	26
	7.3	GST	26

8	Meetings and resolutions to amend this deed poll		26

	8.1	Meetings	26
	8.2	Notice of meeting	26
	8.3	Quorum	27
	8.4	Voting on amendments to this deed poll and determinations of Majority Finance Parties	27
	8.5	Exercise of votes	27
	8.6	Voting by corporation	27
	8.7	Appointment of chair	27
	8.8	Declaration by chair of voting	27
	8.9	Manner of poll	27
	8.10	Effect of resolution	28
	8.11	Passing of resolutions by instrument in writing	28

9	Assignment		28

	9.1	Assignment by a Transaction Party	28
	9.2	Assignment by a Finance Party	28

10	General		29

	10.1	Confidential information	29
	10.2	Notices	29
	10.3	Governing law and jurisdiction	30
	10.4	Prohibition and enforceability	30
	10.5	Waivers	30
	10.6	Variation	31
	10.7	Counterparts	31
	10.8	Copies	31
	10.9	Attorneys	31

Schedule 1 – Notice details			32

This deed poll

is made on                      2005 by:

Coles Myer Ltd.

ABN 11 004 089 936

of 800 Toorak Road, Tooronga, Victoria, 3146

(Guarantor)

and

Coles Myer Finance Limited

ABN 33 008 544 161

of 800 Toorak Road, Tooronga, Victoria, 3146

(Debtor)

in favour of each Finance Party for the time being and from time to time

This deed poll witnesses as follows:

4	Definitions and interpretation

4.1	Definitions

In this deed poll:

Accounting Standards means generally accepted accounting principles as in effect from time to time in Australia;

Agent means a person who acts as an agent or a trustee for and on behalf of any Finance Parties in respect of any Finance Documents;

Applicable Finance Party means:

(a)	a Finance Party severally as if it were the only Finance Party with the benefit of this deed poll; or

(b)	if a Finance Party acts as an Agent on behalf of any other Finance Parties, that Finance Party as Agent severally;

Approved Subsidiary means any Subsidiary (other than the Debtor) which:

(a)	is a party to a Finance Document; or

(b)	the recipient of financial accommodation pursuant to a Finance Document,

and the Transaction Parties have agreed in writing with the Finance Parties which are a party to that Finance Document that the Subsidiary is an Approved Subsidiary for the purposes of this deed poll;

Authorisation means:

(a)	any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or

(b)	in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action;

Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth);

Business Day means:

(a)	for the purposes of clause 13.2, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday;

(b)	in connection with any Finance Documents, a Business Day as defined in those Finance Documents; and

(c)	for all other purposes, a day on which banks are open for business in Melbourne and Sydney excluding a Saturday, Sunday or public holiday;

Capital Lease means any hire purchase agreement, hiring arrangement, lease or any other agreement under which any property is or may be used or operated by a person other than the owner, irrespective of whether that agreement is required to be capitalised on the hirer’s or lessee’s statement of financial position in accordance with Accounting Standards;

CML Group means the Guarantor and its Subsidiaries;

Consolidated Net Earnings means, in respect of a period, the “Net Profit” as shown in the latest consolidated Financial Reports of the CML Group prepared in accordance with Accounting Standards;

Consolidated Total Liabilities means the “Total Liabilities” as shown in the latest consolidated Financial Reports of the CML Group prepared in accordance with Accounting Standards after:

(a)	excluding:

(1)	all Indebtedness which is Subordinated;

(2)	any Capital Lease;

(b)	including any amount borrowed by CML or any subsidiary of CML since the date of the Latest Consolidated Balance Sheet in respect of which CML or any subsidiary has issued bonds, debentures, notes or other securities;

(c)	including (insofar as they are not included in the aggregate) provisions for estimated liabilities for income tax, long service leave and for dividends recommended, declared or accrued but unpaid and treating any minority interests in subsidiaries as equity; and

(d)	making any other adjustments (insofar as they are not included in the aggregate) (including such provision as is proper for any contingent liability) which in the opinion of the auditor of the CML Group are in accordance with current accounting practice appropriate to enable a proper determination of Consolidated Total Liabilities to be made;

Consolidated Total Revenue means, in respect of a period, the “Total Revenue” as shown in the latest consolidated Financial Reports of the CML Group prepared in accordance with Accounting Standards;

Consolidated Total Tangible Assets means the “Total Assets” of the CML Group as shown in the latest consolidated Financial Reports of the CML Group prepared in accordance with Accounting Standards after:

(a)	excluding Intangible Assets;

(b)	including (insofar as they are not included in the aggregate) the proceeds of any issue of shares (other than issues of shares to the Guarantor or any subsidiary of the Guarantor) bonds, debentures, notes or other securities made by the Guarantor or any subsidiary of the Guarantor or proceeds of calls made on partly paid shares (other than on shares issued to the Guarantor or any subsidiary of the Guarantor) or on bonds, debentures, notes or other securities issued by the Guarantor or any subsidiary of the Guarantor which proceeds have been received after the date of the Financial Report or, pursuant to an underwriting agreement, will be received within four months after that date; and

(c)	making any further or other adjustments which in the opinion of the auditor of the CML Group are in accordance with current accounting practice appropriate to enable a proper determination of Consolidated Total Tangible Assets to be made but disregarding Capital Leases (but not disregarding leasehold improvements described as fixed assets) which may be capitalised pursuant to Accounting Standards;

Controller means a controller as defined in section 9 of the Corporations Act;

Corporations Act means the Corporations Act 2001 (Cth);

Dollars, A$ and $ means the lawful currency of the Commonwealth of Australia;

EBITDA means, in respect of a period, Consolidated Net Earnings plus the following to the extent deducted in determining Consolidated Net Earnings:

(a)	Net Interest Expense;

(b)	Tax expenses; and

(c)	amortisation and depreciation,

but excluding any net income, gain, or loss during such period from:

(d)	any change in Accounting Standards or accounting policies approved by the auditor of the CML Group; and

(e)	any prior period adjustments,

all as determined in accordance with, and by reference to, the relevant Financial Report and Accounting Standards or accounting policies approved by the auditor of the CML Group;

Encumbrance means any mortgage, lien, pledge, charge, assignment by way of security, hypothecation, trust arrangement, security interest, title retention and any other security agreement or arrangement by way of security for the payment of any monetary obligation or the performance of any other obligation;

Event of Default means any event specified in clause 8.1;

Excluded Tax means, in respect of a Finance Party, a Tax imposed on or calculated by reference to:

(a)	the net income received or receivable by that Finance Party; or

(b)	the gross income of that Finance Party provided such Tax does not arise solely from the Finance Party having the right to receive or having actually received a payment under a Finance Document or this deed poll;

Exposure means at any time (but without double counting), in respect of a Finance Party, the aggregate of:

(a)

(1)	its commitment or facility limit (however described) under all Finance Documents to which it is a party as reduced or cancelled under those Finance Documents; or

(2)	if:

(A)	that Finance Party’s commitment or facility limit (however described) has been cancelled or is zero; or

(B)	that Finance Party is not otherwise legally obliged to provide any financial accommodation under any Finance Documents to which it is a party at that time,

the aggregate of all amounts actually owing or which would be payable if all amounts outstanding or owing were immediately repayable or redeemed at that time to that Finance Party (in its capacity as a Finance Party) under the Finance Documents at that time; and

(b)	any Realised Swap Loss and Potential Close Out Amount (if any) in respect of any Treasury Transaction to which it is a party, each calculated on a net basis in accordance with the relevant Treasury Transaction and as though no default under the Treasury Transaction has occurred;

Finance Document means any deed, agreement or other document to which a Transaction Party or an Approved Subsidiary is a party relating to the provision of Indebtedness and which:

(a)	in the case of a document to which a Transaction Party is a party, states that it is nominated as a Finance Document for the purposes of this deed poll; or

(b)	in the case of a document to which a Transaction Party or an Approved Subsidiary is a party, is agreed in writing between the Transaction Parties and the Finance Parties which are parties to it, or between the Transaction Parties and an Agent of the Finance Parties which are parties to it, to be a Finance Document for the purposes of this deed poll;

Finance Party means:

(a)	a party to a Finance Document, other than a Transaction Party, who is specified in that Finance Document to be a Finance Party for the purposes of this deed poll; or

(b)	a person who has the benefit of a Finance Document who is specified in that Finance Document to be a Finance Party for the purposes of this deed poll;

Financial Report means, in relation to an entity, the following financial statements and information in relation to the entity, prepared for its financial half year or financial year:

(a)	a statement of financial performance;

(b)	a statement of financial position; and

(c)	a statement of cashflows;

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

GST means the goods and services tax levied under the GST Act;

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Guarantee means any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:

(a)	to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any person against the consequences of default in the payment of; or

(c)	to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person other than a member of the CML Group;

Guarantee Deed Poll means the deed poll entitled “Guarantee Deed Poll” executed by the Guarantor in favour of each Finance Party from time to time dated on or about the date of this deed poll;

Indebtedness means any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

(a)	Bill, bond, debenture, note or similar instrument;

(b)	acceptance, endorsement or discounting arrangement;

(c)	Guarantee;

(d)	all liabilities appearing on its statement of financial position in accordance with applicable Accounting Standards or accounting policies approved by the auditor of the CML Group as debt or in respect of Capital Leases;

(e)	agreement for the deferral of a purchase price or other payment (for more than 90 days) in relation to the acquisition of any asset or service (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(f)	obligation to deliver goods or provide services paid for in advance by any financier;

(g)	liabilities in respect of Treasury Transactions;

and irrespective of whether the debt or liability:

(h)	is present or future;

(i)	is owed or incurred alone or severally or jointly or both with any other person; or

(j)	comprises any combination of the above;

Intangible Assets means licences, brand names, goodwill, trademarks, design rights, franchises, underwriting and formation expenses and all other items which in accordance with Accounting Standards would be treated as intangible assets;

Interest Expense means, in respect of a period, the amount showing as “Total Borrowing Costs” in the relevant Financial Report excluding all amounts included in “Total Borrowing Costs” which are attributable to Indebtedness which is Subordinated;

Interest Income means, in respect of a period, the amount showing as “Interest Income” in the relevant Financial Report;

Limited Recourse Borrowings means, in relation to a Person, any Indebtedness of that Person to finance the acquisition, holding or maintenance of any specific assets (including any asset or part of an asset held in, or as part of, a joint venture) where:

(a)	except to the extent set out in paragraph (b), recourse in respect of such Indebtedness is limited to:

(1)	those specific assets;

(2)	cashflow related to those assets;

(3)	equity (whether direct or indirect) in those assets; or

(4)	any combination of paragraphs (1), (2) and (3) above; and

(b)	recourse in respect of such Indebtedness may, in addition to that specified in paragraph (a), be had to that Person in the following limited circumstances:

(1)	in respect of fraud or wilful misconduct or similar circumstances;

(2)	in respect of breach of representation or warranty in respect of title to, or insurance for, such assets, cashflow or equity; or

(3)	where provided by non-excludable rule of law or equity (but not express contractual provision);

Majority Finance Parties means those Finance Parties holding at least 66.67% of the aggregate Exposures of all Finance Parties;

Material Adverse Effect means a material adverse effect on the ability of the Transaction Parties and Approved Subsidiaries, as a whole, to perform their payment and repayment obligations under the Transaction Documents;

Net Interest Expense means, in respect of a period, Interest Expense less Interest Income;

Officer means:

(a)	in relation to a Transaction Party, a director or a secretary, or a person nominated in writing by the Transaction Party to be an authorised officer of the Transaction Party; and

(b)	in relation to a Finance Party, a person whose title includes the word “Director”, “Managing Director” or “Manager”, or a person nominated in writing by the Finance Party to be an authorised officer of the Finance Party;

Outstanding Money means all debts and monetary liabilities of each Transaction Party or an Approved Subsidiary to a Finance Party under or in relation to any Transaction Document, other than in respect of Indebtedness which is Subordinated, irrespective of whether the debt or liability:

(a)	is present or future;

(b)	is actual, prospective, contingent or otherwise;

(c)	is owed or incurred alone or severally or jointly or both with any other person; or

(d)	comprises any combination of the above;

Payment Currency means the currency in which a payment is actually made;

Permitted Encumbrance means:

(a)	any Encumbrance in favour of a Government Agency arising by operation of statute where there is no default in payment of the amount secured;

(b)	any right of set-off or netting arrangement in connection with any Treasury Transaction or in connection with any deposit of money for the purpose of reducing the amount of interest payable on any account;

(c)	any Encumbrance over an asset which:

(1)	is created by operation of law and which arises in the ordinary course of business where the amount payable is not overdue for payment by more than 30 days;

(2)	arises in respect of a judgment which is being, or will, within a reasonable time, be appealed or otherwise contested in good faith or paid in full;

(3)	consists of an easement, right of way, encroachment, reservation, restriction or condition on any real property interest (or any other minor defect or irregularity in title) where the Encumbrance does not materially interfere with or impair the operation or use of the property or materially affect the value of the property;

(4)	arises from a commercial consignment of goods;

(5)	arises from a transfer or purchase of accounts receivable or chattel paper;

(6)	arises by virtue of the retention or reservation of title over that asset in favour of the seller until payment of the purchase price for that asset; or

(7)	is subject to a sale and leaseback, hire purchase or other similar transaction to secure the obligations of a member of the CML Group;

(d)	any Encumbrance created by a Transaction Party, an Approved Subsidiary or a Substantial Subsidiary in favour of or otherwise held by another member of the CML Group;

(e)	a flawed deposit or similar arrangement;

(f)	any Encumbrance:

(1)	over any asset or rights (including the income from any such asset) relating to any asset to secure all or part of the purchase price or cost of construction of such asset or rights (or limited recourse financial accommodation obtained for the purchase or construction of such assets or rights) created contemporaneously with or within 180 days after, such acquisition or the completion of such construction, so long as the Encumbrance is limited to the assets or rights so purchased or constructed and the proceeds thereof;

(2)	over property (including the income from any such property) which is acquired by a Person which is in existence at the time of acquisition provided that the Indebtedness secured by the Encumbrance was not created in anticipation of the property being acquired, so long as that Encumbrance is removed within 9 months of the date of completion of the acquisition of that property; or

(3)	over the property (including the income from any such property) of a Person which is in existence at the time such Person is merged into, or consolidated with, or becomes a Substantial Subsidiary of, a Transaction Party, an Approved Subsidiary or a Substantial Subsidiary, so long as that Encumbrance is removed within 9 months of the date of completion of such merger or consolidation or that Peron becoming a Substantial Subsidiary; or

(4)	created in substitution or replacement to those described in paragraphs (f)(1), (2) and (3) and (4) above (provided that the Encumbrance does not extend to any additional property and the amount secured by the replacement or substitute Encumbrance does not exceed the amount then owing), provided that the Indebtedness secured by any such Encumbrance shall not exceed 100% of the fair market value of the property over which such Encumbrance exists;

(g)	any Encumbrance in respect of Limited Recourse Borrowings;

Permitted Subsidiary Indebtedness means, in respect of any Subsidiary (other than the Debtor) of a Transaction Party:

(a)	Limited Recourse Borrowings;

(b)	any Indebtedness permitted to be incurred under this deed;

(c)	any other Indebtedness approved by the Majority Finance Parties; and

(d)	any Indebtedness in addition to Indebtedness referred to in paragraphs (a) to (c), Indebtedness of such Subsidiaries which does not in aggregate exceed 5% of Consolidated Total Tangible Assets;

Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organisation, or a government or agency or political subdivision of a government;

Potential Close Out Amount means at any time in relation to a Treasury Transaction, the amount which, if the Treasury Transaction to which that Finance Party is a party were closed out at that time, would be owed to that Finance Party under those Treasury Transactions;

Power means any right, power, authority, discretion or remedy conferred by any Transaction Document or any applicable law;

Realised Swap Loss means at any time in relation to a Finance Party, the amount (if any) payable by a Transaction Party or Approved Subsidiary (as the case may be) to the Finance Party under those Treasury Transactions which have been closed out or terminated;

Relevant Currency means the currency in which a payment is required to be made under this deed poll or any relevant Finance Document;

Rental Expense means, in respect of a period, the amount showing as “Operating lease rental expense” in the relevant Financial Report for that period;

Repeating Date means each date on which financial accommodation is provided or rolled over under a Finance Document;

Review Event means the Guarantor has become the Subsidiary of another Person;

Secured Debt means, at any time, the sum (without duplication) of all outstanding Indebtedness of the CML Group at that time secured by Encumbrances (other than Permitted Encumbrances) other than Encumbrances securing Indebtedness of a member of the CML Group which is owed to another member of the CML Group;

Subordinated means all Indebtedness of a member of the CML Group in respect of, or in the form of, perpetual subordinated debt instruments, preference shares (including reset convertible preference shares) and other hybrid instruments that is, in the event of the winding up of that member, either:

(a)	subordinated in any manner to the claims of unsecured creditors of that member; or

(b)	by the terms of any agreement, deed or instrument entered into by that member, stated or required to be subordinated in any manner to the claims of unsecured creditors of that member;

Subsidiary has the same meaning as in the Corporations Act;

Substantial Subsidiary means a Subsidiary whose:

(a)	consolidated total tangible assets comprise more than 20% of Consolidated Total Tangible Assets; or

(b)	consolidated total revenue comprises more than 20% of Consolidated Total Revenue;

Tax means:

(a)	any tax, including the GST, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or

(b)	any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above;

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as applicable;

Tax Invoice includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit;

Total Fixed Charges means, in respect of a period, the aggregate of Net Interest Expense and Rental Expense;

Transaction Document means:

(a)	this deed poll;

(b)	the Guarantee Deed Poll; or

(c)	a Finance Document,

and a reference to the Transaction Documents of a Finance Party or an Applicable Finance Party means the Transaction Documents to which that Finance Party or Applicable Finance Party is a party or the benefit of which is held by that Finance Party or Applicable Finance Party;

Transaction Party means:

(a)	the Guarantor; or

(b)	the Debtor; and

Treasury Transactions means each interest rate transaction, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, cap transaction, collar transaction, currency swap transaction, futures contract, cross-currency swap rate transaction, credit derivative or any other hedge or derivative or treasury transaction entered into by a Transaction Party.

4.2	Interpretation

In this deed poll headings and bold type are for convenience only and do not affect the interpretation of this deed poll and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this deed poll have a corresponding meaning;

(d)	an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to any thing (including any right) includes a part of that thing but nothing in this clause 4.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)	a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this deed poll and a reference to this deed poll includes any annexure, exhibit and schedule;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(j)	a reference to a party to any document includes that party’s successors and permitted assigns;

(k)	a reference to an agreement other than this deed poll includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(n)	no provision of this deed poll may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed poll or that provision;

(o)	a reference to a body, other than a party to this deed poll (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(p)	references to time are to Melbourne (in Victoria, Australia) time; and

(q)	if an entity is a responsible entity (as defined in the Corporations Act) of a registered scheme (as defined in the Corporations Act), references to it as trustee include references to it as responsible entity.

4.3	Inclusive expressions

Specifying anything in this deed poll after the words “include” or “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

4.4	Business Day

Except where a Transaction Document otherwise provides, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

4.5	Accounting Standards

(a)	Any accounting practice or concept relevant to this deed poll is to be construed or determined in accordance with the Accounting Standards.

(b)	If, at any time, any change in Accounting Standards after the date of this deed poll cause the mathematical results of the financial ratios contained in clause 4.4 to be different to the results which would have been derived prior to the change in the Accounting Standards, the Debtor or the Guarantor may seek to amend the financial ratios affected (and any relevant defined terms) in accordance with clause 8 of this deed poll. Each Finance Party who has the benefit of this deed poll will be bound by the amendment in accordance with clause 8 of this deed poll.

4.6	Substantial Subsidiary

A Transaction Party will, upon request by a Finance Party, give to the Finance Party a certificate signed by an Officer of the Transaction Party and the Chief Financial Officer (or any person acting in that position) of the CML Group listing each Substantial Subsidiary as at the date of the certificate.

5	Deed poll and parties

5.1	Benefit

This deed poll is given for the benefit of each present and future Finance Party, whether or not presently contemplated or existing, severally. Each Finance Party may separately enforce its rights under this deed poll. The rights of the Finance Parties under this deed poll are several. Nothing done or omitted to be done by a Finance Party in relation to this deed poll in any way affects the rights of any other Finance Party.

5.2	Notice of provisions

Each Finance Party is regarded as having notice of, and is bound by, all the provisions of this deed poll and any amendment to it agreed by that Finance Party.

5.3	Finance Party as Agent

If a Finance Party acts as an Agent for any other Finance Parties in respect of any Finance Documents, then in relation to, and subject to any contrary provision which specifies that this clause is not to apply in respect of, those Finance Documents, as between the Agent and those other Finance Parties on the one hand and the Transaction Parties on the other hand:

(a)	any information, consent, approval, waiver, variation or notice under this deed poll that is able or required to be given:

(1)	by one or more of those Finance Parties must only be given by the Agent on behalf of those Finance Parties; or

(2)	to one or more of those Finance Parties may be given to the Agent on behalf of those Finance Parties (and if given to the Agent is regarded as given to each such Finance Party);

(b)	without limiting clause 2.3(a), any notice provided for in this deed poll relating to or given consequent upon a breach or default under this deed poll, or in respect of an Event of Default, shall only be given by the Agent on behalf of those Finance Parties;

(c)	except as otherwise specified in the applicable Finance Documents, the Agent must act upon the instructions or directions of the requisite majority or number of Finance Parties as specified in the applicable Finance Documents; and

(d)	each Transaction Party may assume that the Agent is duly appointed and may assume that anything done, or purported to be done, by the Agent has been duly authorised by those Finance Parties.

6	Representations and warranties

6.1	Nature of representations and warranties

(a)	Subject to clause 3.1(b), each Transaction Party makes the representations and warranties set out in:

(1)	clauses 3.2 and 3.3 in respect of itself; and

(2)	clause 3.2 which refer to a Substantial Subsidiary, in respect of each Substantial Subsidiary which is a Subsidiary of that Transaction Party; and

(3)	clause 3.2 which refer to an Approved Subsidiary, in respect of each Approved Subsidiary which is a Subsidiary of that Transaction Party.

(b)	The representations and warranties of each Transaction Party referred to in clause 3.1(a) are made for the benefit of each Finance Party:

(1)	at the date of this deed poll and are regarded as made on each Repeating Date with respect to the facts and circumstances then existing;

(2)	on the basis that a reference to a Transaction Document in clause 3.2 is a reference to a Transaction Document to which that Finance Party is only a party or which is expressed to be given for the benefit of that Finance Party; and

(3)	only if Outstanding Money under a Finance Document to which that Finance Party is a party is outstanding to, or available from, that Finance Party or a Finance Party for whom that Finance Party is Agent.

6.2	Representations and warranties given

Subject to clause 3.1, the representations and warranties referred to in clause 3.1 as given under clause 3.2 are:

(a)	registration: the Transaction Party, and each of its Approved Subsidiaries and Substantial Subsidiaries, is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(b)	corporate power: the Transaction Party, and each of its Approved Subsidiaries and Substantial Subsidiaries, has the corporate power to own its assets and to carry on its business as it is being conducted;

(c)	authority: the Transaction Party and each of its Approved Subsidiaries has power and authority to enter into and perform their respective obligations under the Transaction Documents to which it is expressed to be a party;

(d)	authorisations: the Transaction Party and each of its Approved Subsidiaries has taken all necessary action to authorise the execution, delivery and performance of the Transaction Documents to which it is expressed to be a party;

(e)	binding obligations: the Transaction Documents to which the Transaction Party and each of its Approved Subsidiaries is expressed to be a party constitute its legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)	transaction permitted: the execution, delivery and performance by the Transaction Party and each of its Approved Subsidiaries of the Transaction Documents to which it is expressed to be a party will not breach, or result in a contravention of:

(1)	any law, regulation or Authorisation;

(2)	its constitution or other constituent documents; or

(3)	any Encumbrance or agreement which is binding it,

and will not result in:

(4)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Transaction Document; or

(5)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(g)	Authorisations: all Authorisations required:

(1)	to enable the Transaction Party and each of its Approved Subsidiaries to enter into, and perform their respective obligations under, the Transaction Documents to which it is expressed to be a party;

(2)	in relation to the validity and enforceability of those Transaction Documents; and

(3)	in relation to the conduct of the business of the Transaction Party and each of its Substantial Subsidiaries,

which if not obtained or effected would cause a Material Adverse Effect have been obtained or effected and are in full force and effect;

(h)	representations true: each of the Transaction Party’s representations and warranties contained in the Transaction Documents are, in all material respects, correct and not misleading in any material respect when made or repeated;

(i)	pari passu ranking: subject to clause 4.4(b), the Transaction Parties’ and each of its Approved Subsidiaries’ payment obligations under the Transaction Documents to which it is expressed to be a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law or which are permitted priority in accordance with the terms of this deed poll;

(j)	corporate benefit: it and each of its Approved Subsidiaries benefits by entering into the Transaction Documents to which it is a party;

(k)	solvency: it and each of its Approved Subsidiaries and Substantial Subsidiaries is not insolvent and there are no reasonable grounds to believe that it is unable to pay its debts as and when they become due and payable;

(l)	no trust: it and each of its Approved Subsidiaries does not enter into any Transaction Document to which it is a party in the capacity of a trustee of any trust or settlement;

(m)	no Event of Default: other than as notified pursuant to an obligation under the Transaction Documents, no Event of Default:

(1)	has occurred and is continuing; or

(2)	would reasonably be expected to result from the provision of financial accommodation that has been requested by a Transaction Party or an Approved Subsidiary under a Finance Document;

(n)	related party transactions: the entry into the relevant Transaction Documents by it and each of its Approved Subsidiaries will not breach section 208 of the Corporations Act; and

(o)	no immunity: it and each of its Approved Subsidiaries has no immunity from suit or execution.

6.3	Further representations and warranties

Subject to clause 3.1, the representations and warranties referred to in clause 3.1 as given under clause 3.3 are:

(a)	financial information: the Transaction Parties’ most recent Financial Reports or accounts which it has furnished under clause 4.2:

(1)	give a true and fair view of the financial condition and state of affairs of it and, if those Financial Reports are consolidated, its and its Subsidiaries, as at the date they were prepared; and

(2)	were prepared in accordance with the Accounting Standards;

(b)	no change in affairs: there has been no change in the state of affairs of the Transaction Parties or any of their Subsidiaries since the end of the accounting period for its most recent Financial Reports or accounts, referred to in clause 3.3(a) which has had, or is likely to have, a Material Adverse Effect except as advised in writing or as disclosed in the most recent Financial Reports;

(c)	assets: except as advised in writing or as disclosed in its Financial Reports, each of the Transaction Parties, its Approved Subsidiaries and its Substantial Subsidiaries are the sole beneficial owners of all property included in its Financial Reports free and clear of any Encumbrance other than Permitted Encumbrances.

7	Undertakings

7.1	Term of undertakings

(a)	Subject to clause 4.1(b), each Transaction Party undertakes and agrees with each Finance Party that so long as any Outstanding Money under a Finance Document to which that Finance Party is a party is outstanding to, or available from, that Finance Party or a Finance Party for whom that Finance Party is Agent, the Transaction Party shall, except to the extent an Applicable Finance Party otherwise agrees or consents, comply with its undertakings under this clause 4.

(b)	Each undertaking of a Transaction Party in this clause 4 is made to a Finance Party on the basis that a reference to a Transaction Document in this clause is only a reference to a Transaction Document to which that Finance Party is a party or which is expressed to be given for the benefit of that Finance Party.

7.2	Provision of information and reports

Each Transaction Party must provide to the Applicable Finance Party:

(a)	Annual Financial Reports: no later than 120 days after the end of each financial year of:

(1)	the Guarantor, copies of its annual audited consolidated Financial Report for that financial year; and

(2)	the Debtor, copies of its annual audited Financial Report for that financial year;

(b)	Half-year Financial Reports: in the case of the Guarantor only, no later than 90 days after the end of the first half of each financial year, copies of its unaudited consolidated semi-annual Financial Report for that half financial year; and

(c)

Compliance Certificate: at the same time as the Financial Reports under clauses 4.2(a) or (b), a compliance certificate signed by the Chief Financial Officer of the Guarantor setting out in reasonable detail computations as to compliance with clause 4.4(a) as at the date at which the relevant Financial Report is stated,

by making those Financial Reports and compliance certificate available at the Debtor’s internet site at http://www.cmfl.com.au.

7.3	General undertakings

Subject to clause 4.1, each Transaction Party must:

(a)	Proper accounts: keep accounting records which give a true and fair view of the financial condition and state of affairs of the Transaction Party and its Subsidiaries and ensure that the Financial Reports it provides under clause 4.2 are prepared in accordance with the Accounting Standards;

(b)	Compliance with Transaction Documents: comply with, and ensure that each of its Approved Subsidiaries complies with, all its respective obligations under each Transaction Document to which it is a party;

(c)	Compliance with laws and Authorisations: and must ensure that each Substantial Subsidiary which is its Subsidiary does:

(1)	comply with all laws and legal requirements, including each judgement, award, decision, finding or any other determination of a Government Agency to which it is subject, where failure to do so will have, or be likely to have, a Material Adverse Effect;

(2)	obtain, maintain and comply with all Authorisations required:

(A)	for the enforceability against it of each Transaction Document to which it is a party, or to enable it to perform its obligations under each Transaction Document to which it is a party; and

(B)	in relation to it or any of its assets where failure to do so will have, or be likely to have, a Material Adverse Effect;

(d)	Negative pledge: not, and must ensure that its Approved Subsidiaries and Substantial Subsidiaries do not, create or allow to exist or agree to any Encumbrance over any of their respective assets other than a Permitted Encumbrance or an Encumbrance created in compliance with clauses 4.4(a)(2) or 4.4(b);

(e)	Asset Sales: not, and must ensure that its Substantial Subsidiaries do not, sell, lease or transfer or otherwise dispose of all or a substantial part of their respective assets (in a single transaction or a series of transactions) except for disposals:

(1)	of cash raised or borrowed, for the purpose for which the cash was raised or borrowed;

(2)	of assets for fair market value in money or money’s worth on arm’s length terms;

(3)	to another member of the CML Group which is a Transaction Party, or is, or will become as a result of acquiring the asset disposed of, a Substantial Subsidiary;

(4)	made with the consent of the Finance Parties;

(5)	of property in exchange for other property of a comparable type, value and quality and capable of use for a similar purpose;

(6)	of tangible assets (other than as permitted above) where the aggregate book value of the tangible assets so disposed of does not exceed in aggregate 20% of Consolidated Total Tangible Assets in any financial year;

(7)	of assets in excess of the limitation in clause 4.3(e)(6) if the proceeds of such disposals in excess of the amount of the limitation are used:

(A)	to purchase other property of a similar nature of at least equivalent value within one year of such disposal; or

(B)	to repay Indebtedness which is not Subordinated,

provided that no Encumbrance of a kind referred to in paragraph (f) of Permitted Encumbrances may be created or assumed by the Transaction Party or any Substantial Subsidiaries in connection with any purchase of property pursuant to this clause 4.3(e)(7);

(f)	Indebtedness: ensure that its Subsidiaries (other than the Debtor) do not incur any Indebtedness other than Permitted Subsidiary Indebtedness;

(g)	Insurance: maintain and keep in force (and will ensure that each Substantial Subsidiary maintains and keeps in force) with reputable insurers, such insurances as would prudently be effected and maintained in the case of a company holding assets of the type or kind held by it except to the extent it self insures;

(h)	Taxes: pay or cause to be paid all taxes, duties and charges properly payable by it as and when the same respectively become due and payable except such as may be contested in good faith;

(i)	Cessation of Business: not cease to carry on all or substantially all of its business, other than as a result of a reconstruction or an amalgamation where the surviving entity is a Transaction Party, an Approved Subsidiary or a Substantial Subsidiary or is consented to by the Majority Finance Parties;

(j)	Ownership of Debtor: ensure that the Debtor will not cease to be, directly or indirectly, a wholly owned subsidiary of the Guarantor; and

(k)	Notification give written notice to the Finance Parties, promptly after it becomes aware of the same, of any Event of Default that has occurred and the steps, if any, being taken to remedy it.

7.4	Financial undertakings

(a)	Each Transaction Party must ensure that:

(1)	Limitation on Total Liabilities: the CML Group will at all times maintain Consolidated Total Liabilities at no greater than 80% of Consolidated Total Tangible Assets;

(2)	Limitation on Secured Debt: the CML Group will at all times maintain Secured Debt (excluding Indebtedness owed to a Finance Party secured by any Encumbrance created or extended in accordance with clause 4.4(b)) at no greater than 20% of Consolidated Total Tangible Assets; and

(3)	Fixed Charges Cover: the CML Group will at all times ensure that the ratio of the aggregate of EBITDA and Rental Expense to Total Fixed Charges exceeds 1.65 times.

(b)	If a Transaction Party, Approved Subsidiary or a Substantial Subsidiary grants any Encumbrance (other than a Permitted Encumbrance) to a Finance Party (Relevant Encumbrance) the Guarantor must ensure that the Transaction Party, Approved Subsidiary or Substantial Subsidiary:

(1)	grants an Encumbrance or Encumbrances for the benefit of the Finance Parties to secure payment of the Outstanding Money on terms that are not materially less beneficial than the Relevant Encumbrance; or

(2)	extends the benefit of the Relevant Encumbrance equally and rateably to the Finance Parties to secure payment of the Outstanding Money.

(c)	The amount of the Outstanding Money of a Finance Party to be secured by an Encumbrance referred in clause 7.4(b)(1) or (2) is to be calculated by multiplying the Outstanding Money of the Finance Party by the same proportion that the value of the assets secured by the Relevant Encumbrance bears to the Indebtedness secured by the Relevant Encumbrance.

8	Events of Default and Review Event

8.1	Events of Default

It is an Event of Default in respect of an Applicable Finance Party and for the purposes of each Transaction Document of that Applicable Finance Party, whether or not it is within the control of a Transaction Party, if:

(a)	failure to pay: a Transaction Party or an Approved Subsidiary fails to pay or repay any amount payable to the Applicable Finance Party under the Transaction Documents of the Applicable Finance Party when due and payable by it and the Transaction Party does not remedy the failure within 5 Business Days after the due date for payment of the amount;

(b)	financial covenants: a Transaction Party fails to comply with:

(1)	an undertaking in clause 4.4(a)(1) or (3) and that failure has not been remedied within 30 Business Days of the date of the most recent certificate provided under clause 4.2(c); or

(2)	the undertaking in clause 4.4(a)(2) and that failure has not been remedied within 30 Business Days of the date that Transaction Party became aware of that failure to comply;

(c)

other failure: a Transaction Party or an Approved Subsidiary fails to comply with any other obligation of that Transaction Party or that Approved Subsidiary (as the case may be) under the Transaction Documents of that Applicable Finance Party and the failure has had, or is likely to have, a Material Adverse Effect and the Transaction Party or Approved Subsidiary does not remedy the failure within 20 Business Days after receipt by the Transaction Party of a notice from the Applicable Finance Party specifying the failure;

(d)	cross default: any Indebtedness of a Transaction Party, an Approved Subsidiary or a Substantial Subsidiary (other than Limited Recourse Borrowings) in an amount in excess of A$20,000,000 (or its equivalent in another currency):

(1)	becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment as a result of the occurrence of an event of default (however described); or

(2)	is not paid when due (after taking into account any applicable grace period);

(e)	execution: a distress, attachment, execution, final judgment, court order or other process is issued against, levied or entered upon an asset of a Transaction Party or a Substantial Subsidiary in an amount exceeding A$20,000,000 (or its equivalent in another currency) and is not set aside, stayed or satisfied within 20 Business Days or such longer time as the Applicable Finance Party may agree;

(f)	Controller: other than in respect of Limited Recourse Borrowings, a Controller is appointed to a Transaction Party or Approved Subsidiary or over the whole or substantially the whole of the undertaking or assets of a Transaction Party or Approved Subsidiary unless the Applicable Finance Party (acting reasonably) is satisfied that the appointment of the Controller is capable of being set aside, and it is set aside, within 20 Business Days of the appointment being made;

(g)	winding up: any of the following occur:

(1)	an order is made; or

(2)	a resolution is passed,

for the winding up of a Transaction Party or Approved Subsidiary;

(h)	administration: an administrator is appointed to a Transaction Party or Approved Subsidiary;

(i)	suspends payment: a Transaction Party or Approved Subsidiary suspends payment of its debts generally;

(j)	insolvency: a Transaction Party or Approved Subsidiary or a Substantial Subsidiary:

(1)	admits in writing its inability to pay its debts when they are due; or

(2)	becomes insolvent or is declared insolvent by a court of competent jurisdiction;

(k)	arrangements: a Transaction Party or Approved Subsidiary enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(l)	misrepresentation: any representation or warranty made, repeated or deemed to be made or repeated in favour of a Finance Party is untrue when made or repeated, or when deemed to be made or repeated (as the case may be) in any material respect and, where capable of remedy, is not remedied within 20 Business Days after the Transaction Party first becomes aware that it is untrue;

(m)	void or voidable: a Transaction Document is or becomes void, voidable or unenforceable in whole or in part in any material respect;

(n)	illegality: at any time it is unlawful for a Transaction Party or Approved Subsidiary to perform any of its obligations under a Transaction Document the non-performance of which would likely have a Material Adverse Effect; and

(o)	Material Adverse Effect: any other event or circumstance occurs that has had, or is likely to have, a Material Adverse Effect and the event or circumstance which gave rise to the Material Adverse Effect is not remedied within 20 Business Days.

8.2	Effect of Event of Default

(a)	If an Event of Default in respect of an Applicable Finance Party occurs the Applicable Finance Party may at any time after its occurrence but only for so long as that Event of Default continues by notice to the Transaction Parties declare that:

(1)	all or part of the Outstanding Money of that Applicable Finance Party is immediately due and payable; or

(2)	the obligations of the Applicable Finance Party under its Finance Documents to provide financial accommodation are cancelled,

or make each of the declarations under clauses 5.2(a)(1) and (2).

(b)	The relevant Transaction Party must immediately repay that Outstanding Money on receipt of a notice under clause 5.2(a)(1) in respect of that Outstanding Money.

8.3	Change of control Review Event

(a)	If a Review Event occurs without the prior written consent of the Majority Finance Parties, the Guarantor must promptly notify the Finance Parties upon becoming aware of that event.

(b)	Promptly following notice of a Review Event under clause 5.3(a), the Transaction Parties and the Finance Parties must, in good faith, discuss the impact of the Review Event and to agree a plan of action to:

(1)	remedy the effect of the Review Event; and/or

(2)	to protect the Finance Parties from any adverse consequences of the Review Event,

to the reasonable satisfaction of the Majority Finance Parties.

(c)	If a plan of action under clause 5.3(b) is agreed by the Transaction Parties and the Majority Finance Parties:

(1)	all of the Finance Parties are bound by the agreement of the Majority Finance Parties; and

(2)	the Transaction Parties must diligently pursue the implementation of the plan to the reasonable satisfaction of the Majority Finance Parties and otherwise comply with the reasonable directions of the Majority Finance Parties with respect to that plan.

(d)	If the Majority Finance Parties have not agreed a plan of action under clause 5.3(b) with the Transaction Parties within 20 Business Days (Consultation Period):

(1)	the Transaction Parties may within 5 Business Days after the end of the Consultation Period give a Finance Party irrevocable notice that each Transaction Party and Approved Subsidiary will prepay all of the Outstanding Money of that Finance Party, specifying a prepayment date no later than 90 days after the end of the Consultation Period; or

(2)	if a prepayment notice under clause 5.3(d)(1) is not given by the Transaction Parties on or before the date which is 5 Business Days after the end of the Consultation Period, unless a Finance Party agrees otherwise:

(A)	each Transaction Party and Approved Subsidiary must repay all of the Outstanding Money of the Finance Parties (other than any Finance Party that has agreed otherwise) on or before to the date which is 90 days after the end of the Consultation Period; and

(B)	the commitments of the Finance Parties (other than the commitment of any Finance Party that has agreed otherwise) to provide financial accommodation to the Transaction Parties and Approved Subsidiaries under the Finance Documents are immediately cancelled by the amount so repaid.

9	Payments

9.1	Manner of payment

(a)	All payments by a Transaction Party to a Finance Party under a Finance Document must be made:

(1)	in immediately available funds;

(2)	in the Relevant Currency;

(3)	no later than 11.00am on the due date,

to the account as specified by the Finance Party to the Transaction Party or in any other manner the Finance Party directs in writing from time to time.

(b)	If a Finance Document requires payment to be made to a party which is an Agent of a Finance Party, then payment by the Transaction Party to that party for the account of that Finance Party satisfies the Transaction Party’s obligation to make that payment.

9.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day.

9.3	Payments in gross

All payments which a Transaction Party is required to make under a Finance Document must be without:

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for any Tax (other than an Excluded Tax).

9.4	Additional payments

(a)	Subject to clause 6.4(b), if:

(1)	a Transaction Party is required to make a deduction or withholding in respect of Tax (other than Excluded Tax) from any payment to be made to a Finance Party under a Finance Document; or

(2)	a Finance Party is required to pay any Tax (other than Excluded Tax) in respect of any payment it receives from a Transaction Party under a Finance Document,

the Transaction Party:

(3)	indemnifies that Finance Party against that Tax; and

(4)	must pay to that Finance Party an additional amount which is necessary to ensure that that Finance Party receives when due a net amount (after payment of any Tax other than Excluded Tax in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

(b)	A Transaction Party is not obliged to make a payment under clause 6.4(a) if and to the extent that the obligation to make a deduction or withholding or the obligation to pay Tax is caused by:

(1)	the relevant Finance Party changing its facility office or establishment in respect of a Finance Document to which it is a party from that which applied at the date of the Finance Document; or

(2)	the relevant Finance Party’s failure to perform any administrative act which:

(A)	if performed, would excuse the Transaction Party from (or reduce the extent of) an obligation to make the relevant deduction or withholding;

(B)	is not able to be performed by the Transaction Party and is able to be performed by that Finance Party; and

(C)	is normally performed in similar circumstances by responsible financial institutions in the relevant jurisdiction.

9.5	Taxation deduction procedures

If clause 6.4(a)(1) applies:

(a)	the Transaction Party must pay the amount deducted or withheld to the appropriate Government Agency as required by law; and

(b)	the Transaction Party must:

(1)	use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with the payment); and

(2)	within 2 Business Days after receipt of the documents referred to in clause 6.5(b)(1), deliver copies of them to the Finance Party.

9.6	Tax Credit

If a Transaction Party makes an additional payment under clause 6.4 for the benefit of a Finance Party, and the Finance Party determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax (Tax Credit) is attributable to that additional payment; and

(b)	the Finance Party has obtained, utilised and retained that Tax Credit,

then the Finance Party must pay an amount to the Transaction Party which will leave the Finance Party (after that payment) in the same after Tax position as it would have been in had the additional payment not been made by the Transaction Party.

9.7	Tax affairs

Nothing in clause 6.6:

(a)	interferes with the right of any Finance Party to arrange its tax affairs in any manner it thinks fit;

(b)	obliges any Finance Party to investigate the availability of, or claim, any Tax Credit; or

(c)	obliges any Finance Party to disclose any information relating to its tax affairs or any tax computations.

9.8	Currency of payment

(a)	All payments to a Finance Party under a Finance Document must be made in the same currency as the currency in which the relevant Outstanding Money of that Finance Party are denominated.

(b)	Each payment under a Finance Document in respect of costs, expense, Taxes or under an indemnity must be made in the currency in which the costs, expenses, Taxes or liability indemnified are incurred.

9.9	Foreign currency indemnity

If, at any time:

(a)	a Finance Party receives or recovers any amount payable by a Transaction Party including:

(1)	under any judgment or order of any Government Agency;

(2)	for any breach of this deed poll;

(3)	on the liquidation or bankruptcy of the Transaction Party or any proof or claim in that liquidation or bankruptcy; or

(4)	any other thing into which the obligations of the Transaction Party may have become merged; and

(b)	the Payment Currency is not the Relevant Currency,

the Transaction Party indemnifies the Finance Party against any shortfall between the amount payable in the Relevant Currency and the amount actually received or recovered by the Finance Party after the Payment Currency is converted or translated into the Relevant Currency under clause 6.10.

9.10	Conversion of currencies

In making any currency conversion under clause 6.9, a Finance Party may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit provided it does so in the most efficient manner reasonably available.

9.11	Redistribution of payments

If under the terms of a Finance Document:

(a)	the liability of a Transaction Party in respect of a payment made by it or another Transaction Party to a Finance Party is expressed to be reinstated to any extent or not to be reduced by the payment to any extent; or

(b)	a Transaction Party becomes liable to indemnify a Finance Party in respect of a payment or liability which is reduced by a payment,

then for the purposes of this deed poll the liability of that Transaction Party is reinstated or not reduced to that extent and that liability and the liability referred to in this clause 6.11 forms part of the Outstanding Money.

10	Costs and expenses

10.1	Stamp duty

(a)	The Transaction Parties must pay any stamp duty which is payable in respect of this deed poll (including in respect of the execution, delivery, performance, release, discharge, amendment or enforcement of this deed poll).

(b)	The Transaction Parties must pay any fine, penalty or other cost in respect of a failure to pay any stamp duty described in clause 7.1(a) except to the extent that the fine, penalty or other cost is caused by a Finance Party’s failure to lodge money received from a Transaction Party within 5 Business Days before the due date for lodgement.

(c)	The Transaction Parties indemnify each Finance Party against any amount payable under clause 7.1(a) or (b).

10.2	Costs and expenses

The Transaction Parties must pay all costs and expenses of each Finance Party in relation to:

(a)	the enforcement of any rights of that Finance Party under this deed poll reasonably incurred by the Finance Party consequent upon an Event of Default; and

(b)	the consent or approval or waiver of a Finance Party given after a request by a Transaction Party under or in respect of this deed poll and reasonably incurred by that Finance Party,

including any reasonable legal costs and expenses and reasonable professional consultant’s fees.

10.3	GST

(a)	If GST is or will be imposed on a supply made under or in connection with this deed poll by a Finance Party, the Finance Party may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of GST on the supply:

(1)	increase the consideration otherwise provided for that supply under this deed poll by the amount of that GST; or

(2)	otherwise recover from the recipient of the supply the amount of that GST.

(b)	Each Finance Party must issue a Tax Invoice to the recipient of the supply no later than 5 Business Days after payment to the Finance Party of the GST inclusive consideration for that supply.

11	Meetings and resolutions to amend this deed poll

11.1	Meetings

A Transaction Party may convene a meeting to consider any amendment to this deed poll or to determine any matter to be determined by the Majority Finance Parties under this deed.

11.2	Notice of meeting

(a)	The Transaction Party calling the meeting must notify each Finance Party of the meeting at least 5 Business Days (exclusive of the day on which the notice is given and of the day on which the meeting is held) in advance.

(b)	The notice calling the meeting must set out:

(1)	the place, day and time of the meeting;

(2)	the general nature of the business to be transacted; and

(3)	if the purpose of the meeting is to consider any amendment to this deed poll, the terms of any proposed amendment to this deed poll.

11.3	Quorum

(a)	No business may be transacted at a meeting unless there is a quorum.

(b)	A quorum for any meeting for the passing of a resolution to amend this deed poll is Finance Parties entitled to vote and holding at least 66.67% of the aggregate Exposures of all Finance Parties.

11.4	Voting on amendments to this deed poll and determinations of Majority Finance Parties

(a)	Any proposed amendment to this deed poll may be made by the Transaction Parties if a resolution consenting to the amendment is passed by the Majority Finance Parties, except that an amendment which has the effect of changing the definition of “Majority Finance Parties” in clause 1.1 may not be made without the consent of all Finance Parties.

(b)	Any matter to be determined by the Majority Finance Parties under this deed poll may be made by the Majority Finance Parties if a resolution is passed by the Majority Finance Parties.

11.5	Exercise of votes

A person entitled to exercise more than one vote need not exercise all those votes nor cast all the votes in the same way.

11.6	Voting by corporation

(a)	A Finance Party which is a corporation may vote through a representative authorised in writing.

(b)	A Finance Party’s representative is regarded as the Finance Party and has the same rights as a Finance Party.

11.7	Appointment of chair

(a)	The Finance Parties present at a meeting must choose one of their number to be chair.

(b)	The chair of an adjourned meeting need not be the same person as was the chairman of the meeting from which the adjournment took place.

11.8	Declaration by chair of voting

At a meeting a declaration by the chair that a resolution has been carried or lost by a particular majority is conclusive evidence of that fact.

11.9	Manner of poll

(a)	If at a meeting a poll is demanded, that poll will be conducted as directed by the chair either at the meeting or at or after an adjournment.

(b)	A demand for a poll may be withdrawn at any time.

(c)	The demand for a poll does not discontinue the meeting except to decide the question for which the poll is demanded.

(d)	The result of the poll is regarded as the relevant resolution of the meeting.

11.10	Effect of resolution

A resolution to amend this deed poll or to determine any other matter to be determined by the Majority Finance Parties passed at a meeting in accordance with this deed poll is binding upon all Finance Parties.

11.11	Passing of resolutions by instrument in writing

Despite the preceding provisions of this clause 8, this deed poll may be amended, and any matter to be determined by the Majority Finance Parties under this deed poll, may be determined without any meeting or previous notice to all Finance Parties being required, by an instrument or instruments in writing signed by the Majority Finance Parties and the Transaction Parties.

12	Assignment

12.1	Assignment by a Transaction Party

(a)	Subject to paragraph (b), a Transaction Party may not assign, transfer by novation or otherwise dispose of any of its rights or obligations under this deed poll.

(b)	A Transaction Party may assign, transfer by novation or otherwise dispose of any of its rights or obligations under this deed poll to a related body corporate (as defined in the Corporations Act) with the consent of the Majority Finance Parties (which must not be unreasonably withheld or delayed).

12.2	Assignment by a Finance Party

(a)	A Finance Party may assign, transfer by novation or otherwise dispose of any of its rights or obligations under this deed poll with the consent of the Transaction Parties (which must not be unreasonably withheld or delayed).

(b)	A Finance Party does not require the consent of a Transaction Party to an assignment, transfer or other disposal if:

(1)	the assignment, transfer or disposal is to another Finance Party or to a related body corporate (as defined in the Corporations Act) of the Finance Party;

(2)	an Event of Default is subsisting; or

(3)	the assignment, transfer or disposal is to a securitisation vehicle where the Finance Party remains lender of record.

13	General

13.1	Confidential information

A Finance Party must not disclose to any person:

(a)	any Transaction Document; or

(b)	any information about any Transaction Party,

except:

(c)	in connection with a permitted assignment, novation, participation or securitisation under a Finance Document, where the disclosure is made on the basis that the recipient of the information will comply with this clause 10.1 in the same way that the Finance Party is required to do;

(d)	to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Transaction Documents;

(e)	to the Reserve Bank of Australia, the Australian Tax Office or any Government Agency requiring disclosure of the information;

(f)	in connection with the enforcement of its rights under the Transaction Documents;

(g)	where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(h)	if required by law; or

(i)	otherwise with the prior written consent of the relevant Transaction Party (such consent not to be unreasonably withheld).

13.2	Notices

(a)	Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Transaction Document:

(1)	must be in legible writing and in English and:

(A)	if to a Transaction Party, addressed to it in accordance with its details set out in schedule 1 or as specified to the sender by the Transaction Party by notice;

(B)	if to a Finance Party, addressed to it or to its Agent in accordance with its details set out in the relevant Finance Document or as specified to the sender by the Finance Party or its Agent by notice;

(2)	must be signed by an Officer of the sender;

(3)	is regarded as being given by the sender and received by the addressee:

(A)	if by delivery in person, when delivered to the addressee;

(B)	if by post, on delivery to the addressee; or

(C)	if by facsimile, when received by the addressee in legible form,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(4)	can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 13.2(a)(3) and informs the sender that it is not legible.

13.3	Governing law and jurisdiction

(a)	This deed poll is governed by the laws of the State of Victoria, Australia.

(b)	Each Transaction Party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Victoria, Australia.

(c)	Each Transaction Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)	Each Transaction Party irrevocably waives any immunity in respect of its obligations under this deed poll that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

13.4	Prohibition and enforceability

Any provision of, or the application of any provision of, any Transaction Document which is prohibited, void, illegal or unenforceable in any jurisdiction does not affect the validity, legality, enforceability or effectiveness of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

13.5	Waivers

(a)	A waiver of any right arising from a breach of this deed poll or of any Power arising on default under this deed poll or on the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this deed poll or the occurrence of an Event of Default; or

(2)	a Power created or arising on default under this deed poll or on the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this deed poll or on a default under this deed poll or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause may not itself be waived except in writing.

13.6	Variation

This deed poll may be amended if the Transaction Parties and the Majority Finance Parties agree to the amendment in accordance with clause 8 of this deed poll. Any amendment to this deed poll made in accordance with clause 8 will be binding on all Finance Parties.

13.7	Counterparts

This deed poll may be executed in any number of counterparts.

13.8	Copies

The Transaction Parties agree to hold an original of this deed poll for the benefit of all Finance Parties from time to time and for the time being and to make available to any such Finance Party who institutes proceedings to enforce its rights under this deed poll an original of this deed poll. A Finance Party is entitled to rely on a copy of this deed poll which a Transaction Party certifies to be a true and correct copy.

13.9	Attorneys

Each of the attorneys executing this deed poll states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedule 1 – Notice details

Clause 13.2

(a)	Guarantor:

Address:	800 Toorak Road, Tooronga, Victoria, 3146 Australia
Attention:	Chief Financial Officer
Facsimile:	+61 3 9829 6866

(b)	Debtor:

Address:	800 Toorak Road, Tooronga, Victoria, 3146 Australia
Attention:	Chief Financial Officer
Facsimile:	+61 3 9829 6866

Executed as a deed poll:

Guarantor:

Signed sealed and delivered for Coles Myer Ltd. by its attorney in the presence of:

Witness	Attorney

Name (please print)	Name (please print)

Debtor:

Signed sealed and delivered for Coles Myer Finance Limited by its attorney in the presence of:

Witness	Attorney

Name (please print)	Name (please print)